CONTACT:

Bluegreen Corporation

Tony Puleo

Chief Financial Officer

(561) 912-8270

tony.puleo@bxgcorp.com

-OR-

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Devin Sullivan

(212) 836-9608

dsullivan@equityny.com

Adam Prior

(212) 836-9606

aprior@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2006 FIRST QUARTER FINANCIAL RESULTS

Boca Raton, Fla. -- May 3, 2006 -- Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the first quarter ended March 31, 2006 (see attached tables).

Total sales in the first quarter of 2006 rose 14.8% to $119.4 million from $104.0 million in the same period last year. Resorts sales rose 9.3% to $71.7 million from $65.6 million, while Communities sales increased 24.1% to $47.6 million from $38.4 million in the first quarter of 2005. Income before cumulative effect of change in accounting principle was $4.0 million, or $0.13 per diluted share, as compared to $6.4 million, or $0.20 per diluted share, in the same period last year.

As previously announced, effective January 1, 2006 Bluegreen was required to adopt the American Institute of Certified Public Accountants' Statement of Position 04-2, "Accounting for Real Estate Time-sharing Transactions" (the "SOP"), which changes the rules for many aspects of timeshare accounting, including revenue recognition, inventory costing, and incidental operations. During the first quarter of 2006, the adoption of the SOP:

  Reduced Resort sales recognized by a net $6.4 million, which reflected:

    The net deferral of $3.2 million of sales due to providing buyers with certain purchase incentives and the treatment of the Company's Sampler Program

    The classification of $2.6 million of Resorts sales to Other Resort Revenue, due to providing buyers with certain purchase incentives

    The classification of $6.5 million of the total $7.0 million of gain on sales of notes receivable in Resort sales

    The netting of the $7.1 million provision for loan losses against Resort sales, which did not allow the Company to take credit in the provision for loan losses for the cost of timeshare inventory that Bluegreen expects to recoup upon loan default

  Contributed to higher selling, general, and administrative expenses as a percentage of sales. While the SOP requires certain Resorts sales be deferred, it does not allow the deferral of certain marketing expenses associated with those sales;

  Decreased income before cumulative effect of change in accounting principle by $1.5 million, or $0.05 per diluted share;

  Resulted in a one-time, non-cash charge reflected as the cumulative effect of change in accounting principle of $4.5 million, or $0.14 per diluted share net of income taxes and minority interest, consisting primarily of deferred Resorts sales, which are the result of providing buyers with certain purchase incentives and the treatment of the Company's Sampler Program.

As of March 31, 2006, $24.7 million and $14.2 million of Resorts sales and profits, respectively, were deferred under the SOP. These amounts are expected to be recognized in future periods.

In addition, first quarter 2006 results included after-tax charges of $267,000, or $0.01 per diluted share, attributable to the adoption of SFAS 123(R) in connection with Bluegreen's employee stock incentive plans.

Please see table titled: Pro Forma Income Before Cumulative Effect of Change in Accounting Principle, which is included in this press release.

The impact of the SOP adoption and SFAS 123(R) charge resulted in a net loss for the first quarter of 2006 of $463,000, or $0.01 per diluted share, as compared to net income of $6.4 million, or $0.20 per diluted share, for the same period in 2005.

George F. Donovan, President and Chief Executive Officer of Bluegreen, commented, "We are pleased with the continued sales growth in our Resorts and Communities businesses. While as expected and as previously announced, the adoption of the new accounting regulations impacted our results for the first quarter, we continue to believe that Bluegreen's business and markets remain fundamentally strong and are demonstrating solid growth.

"On the Resorts side, we enjoyed continued same-"store" sales growth, led by our sales offices at The Fountains resort (Orlando, Fla.), The Falls Village™ resort (Branson, Mo.), the MountainLoft™ resort (Gatlinburg, Tenn.) and the Bluegreen Wilderness Club™ at Big Cedar® (Ridgedale, Mo.). In addition, we expanded our sales and marketing capabilities in new markets with the November 2005 opening of our off-site Preview Center in Atlanta, Georgia and the February 2006 opening of our off-site Preview Center in Schaumburg, Ill., just outside of Chicago.

"We are also continuing to broaden our portfolio of Communities properties. In that regard, I am very pleased to announce that Bluegreen has acquired two new communities in Texas, a 3,300- acre parcel outside of San Antonio, and a 130-acre tract of land in Waller (Houston) that is within six miles of Bluegreen's very successful Saddle Creek Forest community. We currently believe that, based on the Company's assessment of current estimated retail prices and the expected number of homesites to be offered, these new properties will, in the aggregate, generate total estimated life-of-project sales of approximately $150.0 million over an anticipated eight-year period."

BLUEGREEN RESORTS

Resorts sales in the first quarter of 2006 increased 9.3% to a first quarter record $71.7 million from $65.6 million in the same period last year. The adoption of the SOP reduced the recognition of Resorts sales in the first quarter of 2006 by approximately $6.4 million, and reduced the rate of growth in recognized Resorts sales from 19.0% to 9.3% when comparing the first quarter of 2006 to the comparable prior year quarter. Higher sales during the period were due primarily to same-"store" sales growth, driven by an increased number of sales tours at a consistent overall 14% tour-to-sale conversion ratio. In addition, sales to Bluegreen's growing owner base increased by 59% and comprised 33% of Resorts sales for the three months ended March 31, 2006 as compared to 25% of Resorts sales during the comparable prior year period.

Resorts cost of sales in the first quarter of 2006 rose to 23.8% of sales from 20.1% in the same period last year. Resorts cost of sales in the first quarter of 2006 remained stable from the fourth quarter of 2005 and fell within the previously announced anticipated range of 23% to 25%. The increase in cost of Resorts sales was due to the sale of timeshare interests in higher cost resorts as a result of rising construction costs, partially offset by increased sales of vacation ownership interests in The Fountains resort, which has a relatively low associated product cost, and a system-wide price increase that went into effect January 1, 2006. Due to its product pricing strategy, Bluegreen continues to believe that Resorts cost of sales will remain within the 23-25% range in 2006.

BLUEGREEN COMMUNITIES

Communities sales in the first quarter of 2006 increased 24.1% to $47.6 million from $38.4 million in the first quarter of 2005. Higher sales were due to the recognition of approximately $4.5 million of sales previously deferred under the percentage-of-completion method of accounting during the three months ended March 31, 2006, compared to a $9.9 million deferral of sales under percentage-of-completion during the comparable prior year period. Increased sales during the first quarter of 2006 compared to the first quarter of 2005 at several communities, including Mystic Shores (Canyon Lake, Texas), Mountain Springs Ranch (Smithson Valley, Texas) and Catawba Falls Preserve (Black Mountain, N.C.) as well as sales at new communities such as Saddle Creek Forest (Magnolia, Texas), Havenwood at Hunter's Crossing (Cedar Hill, Texas) and the Settlement at Patriot Ranch (Gonzales County, Texas), helped offset sales decreases at substantially sold-out communities. In addition, Communities consummated the bulk sale of a property near San Diego, California, which contributed to the increase of sales in the first quarter of 2006 as compared to the first quarter of 2005. As of March 31, 2006, approximately $26.2 million and $10.9 million of Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of the communities.

Communities cost of sales in the first quarter of 2006 rose to 58.8% from 51.3% in the same period one year ago, due substantially to the impact of the bulk sale of land in California on a non-retail basis. Communities cost of sales are expected to return to historical levels beginning in the second quarter of 2006.

OTHER FINANCIAL INFORMATION

Total positive net interest spread (interest income less interest expense) rose to $4.9 million in the first quarter of 2006 as compared to $4.3 million in the first quarter of 2005. Interest income increased primarily as a result of a higher average vacation ownership notes receivable balance during the 2006 quarter as compared to the 2005 quarter, while interest expense declined primarily as a result of lower average debt outstanding.

Gain on sales of notes receivable declined to $505,000 from $4.7 million in the first quarter of 2005. This decline was due to the impact of the SOP, which required the classification of $6.5 million of the gain on sales of notes receivable as Resorts sales.

Bluegreen's balance sheet at March 31, 2006 reflected unrestricted cash of $48.1 million, a book value of $10.31 per share, and a debt-to-equity ratio of 0.74:1.

CONFERENCE CALL

George F. Donovan, President and Chief Executive Officer, and Anthony M. Puleo, Senior Vice President and Chief Financial Officer, will host a conference call on Thursday, May 4, 2006 at 11:00 a.m. EST to discuss this news release. The telephone number to join this conference call is (800) 599-9829 (Domestic) or (617) 847-8703 (International). Use the code 18688159. A taped replay of the call will be available through 11:59 p.m. EST on Monday, June 5, 2006. Please dial (888) 286-8010 (Domestic) or (617) 801-6888 (International), and enter the number 96396490 to listen to the replay. In addition, the conference call will be broadcast live over the Internet via Bluegreen's corporate Web site at www.bluegreencorp.com. To listen to the live call on the Internet, go to the Web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Bluegreen Corporation's Web site for approximately 90 days.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. Bluegreen Resorts markets a flexible real estate-based vacation ownership system that provides over 150,000 owners access to over 40 resorts, an exchange network of over 3,700 resorts and other vacation experiences such as cruises. Bluegreen Communities has sold over 49,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs approximately 5,000 associates. In 2005, Bluegreen ranked No. 57 on Forbes' list of The 200 Best Small Companies and No. 48 on FORTUNE'S list of America's 100 Fastest Growing Companies.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at Resorts and Communities will not occur as anticipated, the Company will not be able to acquire land or identify new projects, as anticipated, sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated, retail prices and homesite yields for Communities properties will be below the Company's estimates, the effect of the adoption of the SOP will have a materially adverse impact on the operations of the Resorts segment, that cost of sales will not be as expected, that deferred sales will not be recognized to the extent or at the time anticipated, and the risks and other factors detailed in the Company's SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2006 and its Form 10-Q to be filed on or before May 10, 2006.

Bluegreen prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted income before cumulative effect of change in accounting principle is a non-GAAP financial measure, which has material limitations. Adjusted income before cumulative effect of change in accounting principle is a key measure used by management to evaluate its operations. However, it should not be considered a measure of financial condition or performance in isolation or as an alternative to income before cumulative effect of change in accounting principle, net income (loss), net income (loss) per share, as reported in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies.

### #### ###

BLUEGREEN CORPORATION

Condensed Consolidated Statements of Operations

(In 000's, Except Per Share Data)
	Three Months Ended
	March 31,	March 31,
	2006	2005(1)
	(Unaudited)	(Unaudited- Restated)
REVENUES:

Vacation ownership sales	$ 71,742	$ 65,644
Homesite sales	47,625	38,377
Total sales	119,367	104,021

Other resort and communities operations revenue	20,334	18,044
Interest income	8,173	7,866
Gain on sale of notes receivable	505	4,720
Total operating revenues	148,379	134,651

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	17,047	13,195
Homesite cost of sales	27,980	19,692
Total cost of sales	45,027	32,887
Cost of other resort and communities operations	21,129	19,636
Selling, general and administrative expense	70,705	61,822
Interest expense	3,306	3,581
Provision for loan losses	-	4,688
Other expense	635	858
Total operating expenses	140,802	123,472
Income before minority interest and provision for income tax	7,577	11,179
Minority interest in income of consolidated subsidiary	1,022	773
Income before provision for income taxes	6,555	10,406
Provision for income taxes	2,524	4,006
Income before cumulative effect of change in accounting principle	4,031	6,400
Cumulative effect of change in accounting principle, net of tax	(5,678)	-
Minority interest in cumulative effect of change in accounting principle	1,184	-

Net (loss) income	$ (463)	$ 6,400

Income before cumulative effect of change in accounting principle per share:
Basic:	$ 0.13	$ 0.21
Diluted:	$ 0.13	$ 0.20

Cumulative effect of change in accounting principle, per share:
Basic:	$ (0.15)	$ -
Diluted:	$ (0.14)	$ -
Net (loss) income per share
Basic	$ (0.02)	$ 0.21
Diluted	$ (0.01)	$ 0.20
Weighted average number of common and
common equivalent shares:
Basic	30,513	30,316
Diluted	31,179	31,294

(1) See Bluegreen's Form 10-K filed on March 16, 2006 for additional details regarding the restatement.

BLUEGREEN CORPORATION

Condensed Consolidated Balance Sheets

(Amounts in Thousands)
	March 31,	December 31,
	2006	2005
ASSETS	(Unaudited)

Cash and cash equivalents (unrestricted)	$ 48,059	$ 66,383
Cash and cash equivalents (restricted)	23,717	18,321
Contracts receivable, net	37,659	27,473
Notes receivable, net	126,962	127,783
Prepaid expenses	7,540	6,500
Other assets	20,177	17,156
Inventory, net	277,738	240,969
Retained interests in notes receivable sold	104,316	105,696
Property and equipment, net	82,872	79,634
Intangible assets and goodwill	4,351	4,328
Total assets	$ 733,391	$ 694,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$ 16,188	$ 11,071
Accrued liabilities and other	42,308	43,801
Deferred income	41,109	29,354
Deferred income taxes	75,648	75,404
Receivable-backed notes payable	30,532	35,731
Lines-of-credit and notes payable	89,444	61,428
10.50% senior secured notes payable	55,000	55,000
Junior subordinated debentures	59,280	59,280
Total liabilities	409,509	371,069

Minority interest	9,366	9,508

Total shareholders' equity	314,516	313,666
Total liabilities and shareholders' equity	$ 733,391	$ 694,243

BLUEGREEN CORPORATION

Pro Forma Income Before Cumulative Effect of Change in Accounting Principle

(in thousands, except per share data)

3 Months Ended March 31, 2006

$ EPS

Income before cumulative effect of

change in accounting principle $ 4,031 $ 0.13

Adoption of SOP $ 1,529 $ 0.05

SFAS 123 (R) charge $ 267 $ 0.01

Pro Forma income before cumulative effect of

change in accounting principle $ 5,829 $_ 0.19

3 Months Ended March 31, 2005

$ EPS

Income before cumulative effect of

change in accounting principle $ 6,400 $ 0.20

Adoption of SOP $ - - $ - -

SFAS 123 (R) charge $ - - $ - -

Pro Forma income before cumulative effect of

change in accounting principle $ 6,400 $ 0.20